UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2013

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 7.01	Regulation FD Disclosure.

Toys “R” Us Property Company I, LLC (“Propco I”), a wholly owned subsidiary of Toys “R” Us, Inc. (the “Company”), is seeking to refinance (the “Refinancing”) its 10.75% Senior Notes due 2017 (the “Notes”) by commencing a syndication of a new senior unsecured term loan. In connection with the Refinancing, a meeting has been scheduled with potential lenders to be held on July 23, 2013. In connection with these efforts, the Company intends to disclose that the Domestic segment and the International segment comparable store net sales for the first eleven weeks of the second fiscal quarter of 2013 ended Saturday July 20, 2013 were down 4.8% and 3.6%, respectively. In addition, the Company intends to disclose that (i) the downward pressure on gross margin rate experienced in the Domestic Segment in the first quarter of fiscal 2013 is projected to continue in the second fiscal quarter, (ii) the softness in Seasonal merchandise category sales experienced in the first quarter of fiscal 2013 has improved in both segments for the second fiscal quarter to date, (iii) the Entertainment category remains weak and (iv) no significant new trends in SG&A expense are expected to emerge in the second fiscal quarter.

Propco I also intends on July 23, 2013 to provide notice to the holders of the Notes that it intends to redeem all such Notes on or about August 21, 2013 at a redemption price of 105.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, conditioned upon the receipt of net proceeds from the Refinancing or other sources in an aggregate amount required to pay the redemption price of the Notes.

The consummation of the Refinancing is subject to market and other conditions and there can be no assurance that the Refinancing, and therefore the redemption of the Notes, will occur.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYS “R” US, INC.

By: /s/ F. Clay Creasey, Jr.
Name:	F. Clay Creasey, Jr.
Title: Executive Vice President – Chief Financial Officer

Date: July 23, 2013